Exhibit 99.1

Recent Developments

Although final results for the fourth quarter of 2012 are not yet available, based on the information currently available, we expect that our operating results and financial performance for the fourth quarter of 2012 will be slightly lower than results for the third quarter of 2012 but consistent with the forecast for the twelve months ending December 31, 2013. Results in the third quarter of 2012 were favorably impacted by timing of shipments, as well as by increased production reflecting higher coal-to-coke yields due to favorable weather in the summer months. We estimate that coke production for the fourth quarter of 2012 will be approximately 443,000 tons, including 153,000 tons at Middletown and 290,000 tons at Haverhill, reflecting capacity utilization of 107.0%, versus approximately 452,000 tons in the third quarter of 2012 including 154,000 tons at Middletown and 298,000 tons at Haverhill, reflecting capacity utilization of 109.0%. In addition, results in the fourth quarter of 2012 will include a charge of approximately $1.2 million associated with accelerated depreciation for capital replacements completed in the fourth quarter. We are not aware of any material events that occurred in the fourth quarter of 2012 that we believe will have an adverse impact on fourth quarter financial results or that we believe will change our forecast for the twelve months ending December 31, 2013.